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                                                                   EXHIBIT 10.17


                             EMPLOYMENT AGREEMENT
                                (Mike Melnik)


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into on the _______ day of January, 1997, by and between METAL MANAGEMENT, INC., a Delaware corporation ("Corporation") and Mike Melnik ("Employee").

                                 WITNESSETH:

     WHEREAS, Employee desires to serve the Corporation in a position of substantial responsibility; and

     WHEREAS, the Board of Directors of the Corporation recognizes that the efforts of certain employees identified by the Board as key management employees will contribute to the growth and success of the Corporation; and

     WHEREAS, the Board of Directors of the Corporation believes that, in the best interests of the Corporation, it is essential that key management employees, including Employee, be retained and that the Corporation be in a position to rely on their dedication and commitment to render services to the Corporation, irrespective of whether the Corporation is or may be acquired or merged with or into another corporation.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Corporation and Employee agree as follows:

     1. Employment. The Corporation shall employ Employee and Employee shall serve as an employee of the Corporation for a term of Sixty (60) months from the date hereof ("Employment Period"). The Employment Period and this Agreement shall automatically be extended for an additional one (1) year term following the expiration of each Employment Period unless either the Corporation or the Employee notifies the other in writing at least thirty (30) days prior to such expiration that the Employment Period and this Agreement shall not be so extended. Employee shall serve as Vice President of the Corporation and President, Chief Executive Officer and Chairman of the Board of Directors of HouTex Metals Company, Inc., the Corporation's wholly-owned subsidiary ("HouTex"), and shall perform the functions typically associated with such offices. Employee shall also perform such other managerial, administrative, technical, and other services as may be designated from time to time by the Board of Directors of the Corporation appropriate for such officer positions. Corporation shall not require Employee to be based at an office location other than Harris County, Texas. Employee shall devote time and attention to the matters of the Corporation such that Employee's services to the Corporation constitute his sole business activity. During the Employment Period Employee will not engage in any outside business activity, other than purely passive investments, without obtaining the prior written consent of the Corporation.



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     2. Compensation.

     (a) Employee shall initially receive as compensation for all services performed by him hereunder an annual salary of not less than One Hundred Thirty-Five Thousand and No/100 Dollars ($135,000). Employee's salary hereunder shall be reviewed and may be increased by the Board of Directors of the Corporation or HouTex from time to time. In addition to such annual base salary, Employee shall receive such annual bonus, if any, in an amount to be determined by the Board of Directors of the Corporation or HouTex.

     (b) Employee shall be entitled to participate in all bonus, incentive, stock option, stock purchase and other compensation plans during the Employment Period on a basis commensurate with his position as an executive officer of the Corporation and consistent with (but not necessarily exactly equal to) the top executive officers of the Corporation. Specifically, Employee will receive annual incentive bonuses and other benefits which will be determined by the Board of Directors of the Corporation within a range of such bonuses and benefits designated by the Board of Directors of the Corporation for its senior executive officers who head the Corporation's regional scrap metal operating subsidiaries or divisions.

     3. Fringe Benefits. Employee shall be entitled to not less than four (4) weeks paid vacation per year during the one year period ending on the first anniversary date of this Agreement and shall thereafter be entitled to six (6) weeks paid vacation for each succeeding annual period during the Employment Period. The Corporation shall adopt a reasonable policy for sick leave and short-term disability during which the Employee will be compensated as provided in Section 2, above. The Corporation shall reimburse Employee for other ordinary and necessary business expenses incurred by Employee in the course of his employment. Employee shall also receive such other fringe benefits as the Corporation's Board of Directors may deem appropriate, including not less than those fringe benefits set forth on Exhibit A attached hereto. Additionally, Employee shall be entitled to be absent from work for up to twelve (12) days per year for purposes of observing religious holidays.

     4. Termination Generally. This Agreement and Employee's employment may be terminated by the Corporation prior to its expiration in accordance with this Section as follows:

     (a) Disability; Retirement. If, as a result of Employee's incapacity due to physical or mental illness, Employee shall have been absent from the performance of his duties with the Corporation for six (6) consecutive months and, within thirty (30) days after written notice of termination is given, Employee shall not have returned to the full-time performance of his duties, the Corporation may terminate Employee's employment for "Disability." Termination by the Corporation or by Employee of Employee's employment by reason of "Retirement" shall mean termination on or after Employee's "Normal Retirement Date" which shall be when Employee attains the age of 65, or in accordance with any retirement arrangement established with Employee's consent with respect to Employee.



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     (b)  The Corporation may terminate this Agreement and Employee's employment for "Cause."  "Cause" shall mean any one of the following:

          (i) The willful and continued failure by Employee to substantially perform his duties with the Corporation (other than any such failure resulting from termination for Good Reason, Disability or Retirement) after a demand for substantial performance is delivered to Employee that specifically identifies the manner in which the Corporation believes that Employee has not substantially performed his duties, and Employee failing to resume substantial performance of his duties on a continuous basis within fourteen (14) days of receiving such demand; provided, that if it is not reasonably possible for Employee to resume such substantial performance within such fourteen (14) days, then such fourteen (14) day time period shall be extended to that minimum period of time during which it is reasonably possible for Employee to resume such substantial performance;

          (ii) The willful engaging by Employee in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise, and Employee's failure to cease engaging in such conduct within fourteen (14) days after a demand for such cessation is delivered to Employee by the Corporation that specifically identifies such conduct; provided, however, that if it is not reasonably possible for Employee to cease such conduct within such fourteen
(14) days, then such fourteen (14) day time period shall be extended to that minimum period of time during which it is reasonably possible for Employee to cease such conduct; or

          (iii) Employee's conviction of a felony or conviction of a misdemeanor which materially impairs Employee's ability substantially to perform his duties with the Corporation. For purposes of this subsection, no act, or failure to act, on Employee's part shall be deemed "willful" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Corporation.

     (c) Notice of Termination. Any termination by the Corporation for Cause or by Employee for Good Reason shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

     (d) Date of Termination. "Date of Termination" shall mean the date specified in the Notice of Termination where required or, in any other case, the date upon which Employee ceases to perform services to the Corporation; provided that if within thirty (30) days after any Notice of Termination one party notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date finally determined to be the Date of Termination, either by mutual written agreement of the parties or by the final, nonappealable determination of a court of competent jurisdiction.



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     5.  Compensation Upon Termination Generally.  Employee shall be entitled to the following benefits upon termination as set forth in Section 0 hereof, as additional benefits under this Agreement and as additional compensation for the Employee's strict adherence to the Covenant Not to Compete set forth in Section 0 hereof:

         (a) During any portion of the Employment Period that Employee fails to perform his full-time duties with the Corporation as a result of incapacity due to physical or mental illness or other disability, Employee shall continue to receive his Base Salary at the rate in effect at the commencement of any such portion of the Employment Period, until Employee's employment is terminated pursuant to subsection 0(a) hereof. Thereafter, Employee's benefits shall be determined in accordance with the Corporation's retirement, insurance and other applicable programs and plans then in effect.

         (b) If Employee's employment shall be terminated by the Corporation for Cause, the Corporation shall pay Employee his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given or on the Date of Termination if no Notice of Termination is required hereunder, plus all other amounts to which Employee is entitled under any compensation plan of the Corporation at the time such payments are due, and the Corporation shall have no further obligations to Employee under this Agreement.

         (c) If Employee voluntarily terminates his employment, for any reason Employee shall be entitled to receive only his Base Salary through the date of termination and thereafter shall receive no further compensation from the Corporation.

     6. Restrictive Covenants. Employee agrees with the Corporation that he will not for a period of three full years (36 months) measured from the date he ceases to be an officer, director, employee or consultant of the Corporation or
HouTex:

          (a) directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, advisor, proprietor, agent, independent contractor, stockholder or holder of any other ownership interest in any company or business, assist or engage in any business activity in the State of Texas that is in Competition with the Business conducted by HouTex or the Corporation as of the date hereof, or in any way participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in any business activity in the State of Texas that is in Competition with the business conducted by HouTex or the Corporation as of the date hereof; provided, however, that the beneficial ownership of less than five percent (5%) of the shares of stock of any corporation having a class of equity shares actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section;

         (b) directly or indirectly (i) induce any Person that is a customer of HouTex or


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The Corporation as of the date hereof to patronize any business in Competition with the Business conducted by HouTex or the Corporation; (ii) canvass, solicit or accept from any Person that is a customer of HouTex or the Corporation, any such Competitive business; or (iii) request or advise any Person that is a customer of HouTex or the Corporation as of the date hereof to withdraw, curtail or cancel any such customer's business with HouTex or the Corporation.

     (c) directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by him, to employ, any Person who was employed by HouTex or the Corporation at or within six months prior to the date hereof, or in any manner solicit, encourage, or take any other action intended or seeking to induce such Person to leave his or her employment;

     For purposes of this Agreement, the term "Business" shall mean the buying, selling, brokering, trading, processing, recycling, shipping and/or handling of scrap metals or other metals or metal products, and the terms "Competitive" and "Competition" shall mean a business whose primary activity is the buying, selling, brokering, trading, processing, recycling, shipping and/or handling of scrap metals or other metals or metal products.

     Employee agrees and acknowledges that the restrictions contained herein are reasonable in scope and duration and are necessary to protection HouTex and the Corporation. If any provision of this Section, as applied to any party or to any circumstance, is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this Section will cause irreparable damage to HouTex and the Corporation, that it would be impossible or inadequate to measure and calculate HouTex and the Corporation's damages from any such breach and that upon breach of any provision of this Section, HouTex and the Corporation shall be entitled to injunctive relief, specific performance or other equitable relief, provided, however, that, this shall in no way limit any other remedies which HouTex and the Corporation may have (including, without limitation, the right to seek monetary damages). Employee further agrees that no bond or other security shall be required in obtaining such equitable relief, nor will proof of actual damages be required for such equitable relief. Employee hereby expressly consents to the issuance of such injunction and to the ordering of such specific performance. For purposes of this Section, "Person" means an individual, partnership, corporation, business trust, joint stock company, estate, trusts, unincorporated association, joint venture, governmental authority or other entity, of whatever nature.

     7. Confidential Information. Employee shall not, during the Employment Period or thereafter, disclose to any person any confidential information obtained from or regarding the Corporation or its affiliates, including, without limitation, contracts, business plans, forms, lists,

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manuals, or any budgetary, sales, marketing, financial, procedural or operations materials or information, or any other nonpublic information intended to be confidential prepared by or for the benefit of the Corporation or its affiliates. If Employee shall leave the employment of the Corporation for any reason, the Employee agrees not to take with him any such documents, materials or information or other data of any description or any copy or reproduction of any of the foregoing.

     8. Enforceability. The failure of either party at any time to require performance by the other party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party's right to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

     9.  Successors; Binding Agreement.

     (a) The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation or of any division or subsidiary thereof employing Employee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effective of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Corporation in the same amount and on the same terms as Employee would be entitled hereunder if Employee terminated his employment for Good Reason, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

     (b) This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrator, successors, heirs, distributees, devisees and legatees. If Employee should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee or other designees or, if there is no such designee, to Employee's estate.

     10. Modification. This Agreement may not be canceled, changed, modified or amended, and no cancellation, change, modification or amendment will be effective or binding unless in writing and signed by both parties to this Agreement.

     11. Severability; Survival. In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.


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     12. Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.



     13. Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which will be an original, but all of which together will constitute one and the same original.

     14. Entire Agreement. This Agreement represents the entire agreement between the Corporation and the Employee with respect to the subject matter hereof, and all prior agreements relating to the relationship between the Employee and the Corporation, written or oral, are nullified and superseded hereby.

     15. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    METAL MANAGEMENT, INC.



                                    By:
                                        ----------------------------------------
                                    Name:   Gerard M. Jacobs
                                    Title:  Chief Executive Officer


                                    EMPLOYEE:


                                    --------------------------------------------
                                    MIKE MELNIK



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                                  EXHIBIT A



1.   $1,200 per month car allowance.

2.   Car phone or cellular phone.

3. Employee shall initially be entitled to receive the same health insurance, life insurance, and deferred compensation benefits he currently receives from HouTex. However, prior to the end of the initial 12 months of the Employment Period, the Corporation will propose a group health insurance, life insurance and deferred compensation package for all of its Senior Executives (the "Senior Executive Benefit Package") and Employee will be entitled to participate in the Senior Executive Benefit Package in lieu of his existing health insurance, life insurance, and deferred compensation benefits.


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